UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2010

Central Garden & Pet Company

(Exact name of registrant as specified in its charter)

Delaware	001-33268	68-0275553
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1340 Treat Boulevard, Suite 600, Walnut Creek, California	94597
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 948-4000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 4, 2010, the Compensation Committee of the Board of Directors of Central Garden & Pet Company (the “Company”) approved performance-based option grants to Messrs. Brown, Fleischer, Reed and Booth as follows:

•	William E. Brown was granted 180,000 shares of Class A Common Stock of the Company;

•	Glen R. Fleischer was granted 83,000 shares of Class A Common Stock of the Company;

•	Michael A. Reed was granted 90,000 shares of Class A Common Stock of the Company; and

•	Stuart W. Booth was granted 38,000 shares of Class A Common Stock of the Company.

The stock options have an exercise price equal to the closing share price of the Class A Common Stock on the date of the grant. The performance-based stock options vest in five equal annual installments commencing one year from the date of grant subject to the satisfaction of certain annual or cumulative performance targets for each of the fiscal years ending September 2010, 2011, 2012, 2013 and 2014. The performance targets are (i) earnings before interest and taxes adjusted for acquisitions and divestitures, non-operating income or expense and other adjustments determined by the Compensation Committee (“Adjusted EBIT”) and (ii) net controllable assets, which is intended to award employees for reductions in average working capital (“Net Controllable Assets”).

On June 4, 2010, the Compensation Committee also granted to Mr. Brown 50,000 restricted shares of Class A Common Stock of the Company to vest in increments of 33.3333% on the third, fourth and fifth anniversaries of the date of the grant, subject to the satisfaction of certain annual or cumulative Adjusted EBIT and Net Controllable Assets targets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL GARDEN & PET COMPANY

By:	/S/ WILLIAM E. BROWN
William E. Brown
Chairman and Chief Executive Officer

Dated: June 10, 2010

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